Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

August 5, 2024

Essex Property Trust, Inc.

1100 Park Place, Suite 200

San Mateo, California 94403

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Essex Property Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of shares of its common stock, $0.0001 par value per share (“Common Stock”), having an aggregate offering price of up to $900,000,000 (the “Shares”), which may be sold from time to time pursuant to the Equity Distribution Agreement, dated as of the date hereof (the “Equity Distribution Agreement”), by and among the Company and Mizuho Securities USA LLC, BofA Securities, Inc., BMO Capital Markets Corp., BTIG, LLC, Jefferies LLC, J.P. Morgan Securities LLC, Regions Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, and certain of their affiliates. This firm did not participate in the drafting or negotiation of the Equity Distribution Agreement or the Forward Confirmation (as defined below).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.              The Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), in the form in which it was transmitted to the U. S. Securities and Exchange Commission (the “Commission”) for filing on August 5, 2024 under the Securities Act of 1933, as amended (the “1933 Act”);

2.              The prospectus, dated August 5, 2024, that forms a part of the Registration Statement and the prospectus supplement, dated August 5, 2024, in the form in which it was transmitted to the Commission for filing pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3.              The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.              The Seventh Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Essex Property Trust, Inc.

August 5, 2024

5.              A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.              The Equity Distribution Agreement;

7.              The form of Master Forward Confirmation which may be entered into by and between the Company and the applicable Forward Purchaser in relation to any Forward (each, as defined in the Equity Distribution Agreement) (the “Forward Confirmation”);

8.              Resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof relating to, among other matters, (a) the authorization of the execution and delivery by the Company of the Equity Distribution Agreement and any Forward Confirmation and (b) the sale and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

9.              A certificate executed by an officer of the Company, dated as of the date hereof; and

10.            Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.              Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.              Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.              Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.              All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Essex Property Trust, Inc.

August 5, 2024

5.              The Shares will not be issued or transferred in violation of any restriction or limitation on ownership of shares of stock of the Company contained in the Charter.

6.              Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.              The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.              The issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company in accordance with the Registration Statement, the Resolutions, the Equity Distribution Agreement and any Forward Confirmation against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Essex Property Trust, Inc.

August 5, 2024

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP